Filed Pursuant to Rule 424(b)(3)
Registration No. 333-283349

SUPPLEMENT NO. 1 TO PROSPECTUS SUPPLEMENT DATED NOVEMBER 27, 2024

(To Prospectus dated November 27, 2024)

This Supplement No. 1 to Prospectus Supplement (this “Supplement No. 1”) amends and supplements the information in the prospectus, dated November 27, 2024, (the “Prospectus”), and the prospectus supplement, dated November 27, 2024 (the “ATM Prospectus Supplement”), of PMV Pharmaceuticals, Inc. This Supplement No. 1 should be read in conjunction with and is qualified in its entirety by reference to the ATM Prospectus Supplement, except to the extent that the information herein amends or supersedes the information contained therein. Throughout this Supplement No. 1, the terms “we,” “us,” “our” and the “Company” refer to PMV Pharmaceuticals, Inc., a Delaware corporation.

We filed the ATM Prospectus Supplement on November 27, 2024 to register the offer and sale of shares of our common stock from time to time under the terms of an Open Market Sale AgreementSM, or the sales agreement, dated October 4, 2021, with Jefferies LLC, or Jefferies. In accordance with the terms of the sales agreement, under the ATM Prospectus Supplement, we could offer and sell shares of our common stock, par value $0.00001 per share, having an aggregate offering price of up to $113,792,846.40 from time to time through Jefferies, acting as our sales agent by any method permitted that is deemed an “at the market offering” as defined in Rule 415(a)(4) promulgated under the Securities Act of 1933, as amended.

The purpose of this Supplement No. 1 is to terminate our continuous offering under the ATM Prospectus Supplement. We did not sell any shares of our Common Stock under the ATM Prospectus Supplement. The termination of our continuous offering under the ATM Prospectus Supplement does not otherwise impact the Sales Agreement and our rights and obligations thereunder.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this Supplement No. 1 is August 31, 2026.